NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES CLOSING ON SALE OF ITS MANCHESTER, CONNECTICUT WAREHOUSE

NEW YORK, NEW YORK (January 31, 2012) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today announced that it has closed on the sale of its 308,000 square foot warehouse in Manchester, Connecticut to the lessee in that facility.  The facility was sold for cash of $16.0 million, before transaction costs.  Griffin expects to report a pretax gain of approximately $3.0 million from this transaction in its 2012 first quarter results.  Under generally accepted accounting principles, this transaction is expected to be reported under discontinued operations in the 2012 first quarter.  At closing, the proceeds were placed in escrow for the potential purchase of a replacement property under a Section 1031 like-kind exchange although Griffin has not yet identified a potential replacement property.  If a Section 1031 like-kind exchange transaction is not completed, the escrowed funds will be returned to Griffin.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, its landscape nursery business.  Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, particularly with respect to the purchase of a replacement property as part of a Section 1031 like-kind exchange.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements.  Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 27, 2010.  Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.